Exhibit 99.1

Contact:	Michael Umana
Chief Financial Officer
(781) 251-4712
\FOR IMMEDIATE RELEASE\

John Swanson
Swanson Communications, Inc.
(516) 671-8582

LOJACK CORP. REPORTS FOURTH QUARTER AND YEAR END 2007 RESULTS; PROVIDES 2008 GUIDANCE

•                  Unit Sales Increased 15% for 2007

•                  Revenue Increased 4% for the Year

•                  Net Income Increased 30% for the Year

Westwood, MA. February 20 — LoJack Corporation (NASDAQ GS: “LOJN”) reported today that revenue for the fourth quarter ended December 31, 2007 increased 8% to $55.3 million, from $51.1 million in the same period a year ago. For the year ended December 31, 2007, revenue increased 4% to $222.7 million, from $213.3 million in 2006.

The fourth quarter and year end results reflect a non-cash, after-tax charge of approximately $2.2 million, or $0.12 per fully diluted share, related to the impairment of the carrying value of certain intangible assets established at the acquisition date of Boomerang Tracking. This impairment charge is the result of current expectations of the retention rate of customers in connection with the conversion from analog to digital service by the end of 2008 required by the Canadian government.

Due primarily to the impairment charge, reported operating income computed in accordance with generally accepted accounting principles (“GAAP”) for the fourth quarter declined 15% to $3.5 million, from $4.1 million for the same quarter a year ago.  For the year ended December 31, 2007, GAAP operating income increased 29% to $30.2 million, from $23.5 million for the same period a year ago.  Pro forma operating income for the fourth quarter increased 3% to $6.7 million, excluding items (see Table 1 and the discussion below) in both periods.   Pro forma operating income for the year ended December 31, 2007 was $32.6 million, representing an increase of 26% over the same period last year, excluding items (see Table 1) in both periods.

GAAP net income declined 21% to $2.3 million for the fourth quarter, and GAAP earnings per fully diluted share declined 20%, to $0.12, compared to the same quarter a year ago. For the year ended December 31, 2007, GAAP net income increased 30% to $21.4 million, or $1.13 per fully diluted share, from $16.5 million, or $0.86 per fully diluted share, for the same period last year.  Pro forma net income for the fourth quarter increased 2% to $4.5 million from the same period last year excluding items (see Table 2 and the discussion below) in both periods, while pro forma earnings per fully diluted share was $0.24, compared to $0.23 for the same period last year excluding items (see Table 2) in both periods.  Pro forma net income for the year ended December 31, 2007, increased 27% to $22.8 million from the same period last year excluding items (see Table 2) in both periods, and pro forma earnings per fully diluted share increased by 29% to $1.21 from the same period last year excluding items (see Table 2) in both periods.

In announcing the results, Richard T. Riley, Chairman and Chief Executive Officer said, “The strength of our international business and refinements of our domestic business model enabled us to deliver record unit volume, a 4% increase in revenue and a 30% increase in net income, while we continued to invest in programs to drive long term growth. Our strategic programs to diversify the business have enabled us to offset the challenges of the domestic markets. We have expanded into the construction and motorcycle markets, which leverage our existing infrastructure, used the power of our brand to license LoJack for Laptops and most significantly, continued to develop our international business, which recorded unit sales in excess of our domestic business for the first time and contributed approximately 70% of our net income in 2007, compared to 40% for the prior year.”

Gross margin dollars for the fourth quarter increased 9% to $29.3 million, compared to $26.8 million for the same quarter last year, while gross margin as a percentage of revenue was 53%, consistent with the fourth quarter of 2006.  For the year ended December 31, 2007, gross margin dollars increased 10% to $124.1 million from $113.4 million in the prior year, and gross margin as a percentage of revenue increased to 56%, from 53% in the prior year.

Mr. Riley said, “At the end of 2006, we committed to improving our gross margin as a percentage of revenue in 2007, and we have successfully done so. I am very pleased to note that we achieved a 56% gross margin as a percentage of revenue for the year. These strong results reflect the progress made in improving the underlying cost structure of the business. We have increased operational flexibility, enhanced performance and reduced the related cost of operations, in addition to reducing our LoJack product costs. Additionally, we are pleased with the royalty revenue related to Absolute Software warrants, which represented a year over year $0.5 million increase to $0.8 million in the quarter and an increase of $2.0 million to $2.3 million for the year.”

Domestic revenue in the fourth quarter declined 8% to $31.9 million from $34.9 million in the prior year, based on a 13% decline in unit volume. Domestic gross margin dollars for the quarter declined 4% over the prior year, while gross margin as a percentage of revenue increased to 55% from 52% for the fourth quarter of 2006.

International revenue in the fourth quarter grew 59% to $18.1 million, from $11.4 million in the prior year, attributable to a 98% increase in unit volume. International gross margin dollars increased 62% compared to the same period a year ago, while gross margin as a percentage of revenue was 52% compared to 51% in the same period a year ago.

Boomerang Tracking had revenue of $5.3 million compared to $4.9 million for the same period of the prior year, primarily as a result of currency exchange rates.  Boomerang gross margin dollars declined 16%, compared to the fourth quarter of 2006, and gross margin as a percentage of revenue was 44%, compared to 57% in the fourth quarter of 2006.

Mr. Riley said, “We have improved the fundamentals of the business at Boomerang Tracking and are focused on the retention of our subscriber base through the continuing required transition from analog to digital technology.  As part of this transition, we will continue to roll out our next generation technology. Though this technology is impacting our gross margin, it has become a catalyst for unit volume growth.

“We will continue to diversify our business as part of our strategic plans for growth. We are optimistic that we will continue to grow our business for the full year, though we expect the difficult domestic economic situation to continue in 2008 and to be much more pronounced in the first half of the year. We expect our diverse operating model will enable us to deliver this growth. Additionally, we expect that our international business will continue to generate a significant share of our consolidated net income.

“For 2008, we expect revenue to be between $232 million and $239 million, net income to be between $20 million and $22 million, and earnings per fully diluted share to be between $1.10 and $1.20. Additionally, we expect gross margin as a percentage of revenue to be approximately 55%.

“We remain confident in our strategic programs for long term growth and will continue to invest in them in 2008. The pre-tax investments include: approximately $2 million related to our cargo initiative, approximately $3 million for the continued development of our LoJack operation in Italy, approximately $2 million primarily related to the conversion from analog to digital technology at Boomerang Tracking and approximately $9 million in product development expenses.”

During the fourth quarter of 2007, the company repurchased approximately 268,000 shares. For the year ending December 31, 2007, the company repurchased approximately 1,105,000 shares at an average price of $18.85 per share.  In February of 2008, the LoJack Board of Directors authorized the repurchase of 1,000,000 shares under a 10b5-1 trading plan. The Board also authorized increasing the shares available for other stock repurchases to 2,000,000, for a total authority of 3,000,000 shares.

About LoJack

LoJack Corporation, the company that invented the stolen vehicle recovery market, leverages its superior technology, direct connection with law enforcement and proven processes to be the undisputed global leader in tracking and recovering valuable mobile assets.  The company’s Stolen Vehicle Recovery System delivers a better than 90 percent success rate in tracking and recovering stolen cars and trucks and has helped recover more than $4 billion in stolen LoJack-equipped global assets.  The system is uniquely integrated into law enforcement agencies in the United States that use LoJack’s in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles.  Today, LoJack operates in 26 states and the District of Columbia, and in more than 30 countries throughout Europe, Africa, North America, South America and Asia.

To access the webcast of the company’s conference call to be held at 9:00 AM EST, Wednesday, February 20, 2008, log onto www.lojack.com (click “About Us,” “Investor Relations,” and then click “Earnings Conference Call Webcast” under “Investor Resources” or visit http://www.videonewswire.com/event.asp?id=46073). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures of revenue, operating income and earnings per diluted share.  The company believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of growth in the company’s core operating results and future prospects, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis. The non-GAAP measures used in this release exclude the non-cash impairment charge relating to Boomerang Tracking in 2007 discussed above and collection of a judgment against Clare Inc. in 2007 and the effects of the departure of the former Chief Executive Officer in 2006. LoJack management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures also are used by management in their financial and operating decision making.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. These non-GAAP measures should not be relied upon independently, as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock-based compensation programs. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully integrate businesses that we acquire; changes in tax laws and tax treaties;  the company’s ability to successfully expand our operations; and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

LoJack Corporation and Subsidiaries

Condensed Income Statement Data

(in millions, except share and per share amounts)

	Three Months Ended December 31,
	2007	2006
	(unaudited)

Revenue	$55.3	$51.1

Cost of goods sold	26.0	24.3
Gross margin	29.3	26.8

Costs and expenses:
Product development	1.8	1.5
Sales & marketing	10.0	9.8
General and administrative	8.7	9.6
Depreciation and amortization	5.3	1.8
Total	25.8	22.7

Operating income	3.5	4.1

Other income (expense):
Interest income	0.8	0.5
Interest expense	(0.4)	(0.3)
Other	0.2	0.4
Total	0.6	0.6

Income before provision for income taxes	4.1	4.7
Provision of income taxes	1.8	1.8
Net income	$2.3	$2.9

Diluted earnings per share	$0.12	$0.15
Weighted average diluted common shares outstanding	18,679,621	18,938,819

	Year Ended December 31,
	2007	2006
	(unaudited)

Revenue	$222.7	$213.3

Cost of goods sold	98.6	99.9

Gross margin	124.1	113.4

Costs and expenses:
Product development	5.6	5.9
Sales & marketing	45.7	44.9
General and administrative	32.0	32.4
Depreciation and amortization	10.6	6.7
Total	93.9	89.9

Operating income	30.2	23.5

Other income (expense):
Interest income	2.9	1.4
Interest expense	(1.2)	(1.1)
Other	0.8	0.7
Total	2.5	1.0

Income before provision for income taxes	32.7	24.5
Provision of income taxes	11.3	8.0
Net income	$21.4	$16.5

Diluted earnings per share	$1.13	$0.86
Weighted average diluted common shares outstanding	18,933,532	19,243,563

LoJack Corporation

Condensed Balance Sheets

(in millions, except share and per share amounts)

	December 31, 2007	December 31, 2006
	(unaudited)	(audited)
Assets
Current Assets:
Cash and equivalents	$56.6	$24.0
Short-term investments	14.7	22.4
Accounts receivable, net	39.9	37.6
Inventories	14.8	16.2
Prepaid expenses and other	3.5	4.1
Prepaid income taxes	0.1	2.1
Deferred income taxes	5.5	5.5
Total current assets	135.1	111.9

Property and equipment, net	23.4	21.5
Deferred income taxes	8.5	6.7
Intangible assets, net	3.1	6.4
Goodwill	55.0	46.3
Other assets	11.9	9.2
Total	$237.0	$202.0

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$—	$9.6
Accounts payable	7.6	6.4
Accrued and other liabilities	7.3	6.7
Current portion of deferred revenue	22.4	21.0
Accrued compensation	7.3	6.8
Total current liabilities	44.6	50.5

Long term debt	26.5	9.2
Deferred revenue	31.7	27.8
Deferred income taxes	1.1	2.2
Other accrued liabilities	2.1	—
Accrued compensation	2.7	2.3
Total liabilities	108.7	92.0

Commitments & Contingent Liabilities	—	—

Stockholders’ equity:
Common stock	0.2	0.2
Additional paid in capital	25.7	33.7
Accumulated & other comp. inc.	9.2	2.4
Retained earnings	93.2	73.7
Total stockholders equity	128.3	110.0
Total	$237.0	$202.0

Table 1 — Items Affecting Operating Income Comparability

GAAP to Non-GAAP Reconciliation — Operating Income

(in millions, except per share amount)

	Three Months ended December 31 2007	Three Months ended December 31, 2006
	Operating Income	Operating Income
	$	$
Operating Income, as reported	$3.5	$4.1
Departure of Chairman and CEO	0	2.4
Intangibles Impairment	3.2	0
Non-GAAP Operating Income	$6.7	$6.5

	Year ended December 31, 2007	Year ended December 31, 2006
	Operating Income	Operating Income
	$	$
Operating Income, as reported	$30.2	$23.5
Departure of Chairman and CEO	0	2.4
Clare settlement	(0.8)	0
Intangibles Impairment	3.2	0
Non-GAAP Operating Income	$32.6	$25.9

Table 2 — Items Affecting Net Income and Fully Diluted Earnings per Share Comparability

GAAP to Non-GAAP Reconciliation

(in millions, except per share amount)

	Three Months ended December 31, 2007		Three Months ended December 31, 2006
	$	EPS Impact	$	EPS Impact
Net Income, as reported	$2.3	$0.12	$2.9	$0.15
Departure of Chairman and CEO	0	0.00	1.5	0.08
Intangibles Impairment, net of tax	2.2	0.12	0	0.00
Non-GAAP Net Income	$4.5	$0.24	$4.4	$0.23

	Year ended December 31, 2007		Year ended December 31, 2006
	$	EPS Impact	$	EPS Impact
Net Income, as reported	$21.4	$1.13	$16.5	$0.86
Departure of Chairman and CEO	0	0.00	1.5	0.08
Clare settlement	(0.8)	(0.04)	0	0.00
Intangibles Impairment, net of tax	2.2	0.12	0	0.00
Non-GAAP Net Income	$22.8	$1.21	$18.0	$0.94

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About Us “, then, click “Investor Relations”, click

“Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516-671-8582)